Exhibit 10.3

FORM OF

EXCHANGE AGREEMENT

BY AND AMONG

SKYTERRA COMMUNICATIONS, INC.,

[COLUMBIA / SPECTRUM BLOCKER CORPORATION]

[COLUMBIA / SPECTRUM BLOCKER CORPORATION EQUITY HOLDER(S)]

MVH HOLDINGS INC.

AND

MOTIENT CORPORATION

Dated as of May 6, 2006

i

ARTICLE VII

INDEMNIFICATION

Section 7.1	Survival of Representations and Warranties	25
Section 7.2	Obligation to Indemnify	25
Section 7.3	Indemnification Procedures	26
Section 7.4	Notices and Payments	27
Section 7.5	Limited Remedy	27

ARTICLE VIII

MISCELLANEOUS

Section 8.1	Termination	28
Section 8.2	Survival	28
Section 8.3	Expenses	29
Section 8.4	Counterparts; Effectiveness	29
Section 8.5	Governing Law	29
Section 8.6	Notices	29
Section 8.7	Assignment; Binding Effect	30
Section 8.8	Severability	30
Section 8.9	Entire Agreement; Non-Assignability; Parties in Interest	30
Section 8.10	Headings	31
Section 8.11	Certain Definitions	31
Section 8.12	Amendments and Waivers	31
Section 8.13	Specific Performance	31
Section 8.14	Exclusive Jurisdiction	32
Section 8.15	Waiver of Jury Trial	32

Schedule A	SkyTerra Disclosure Schedule
Schedule B	Transaction Exchange Agreements
Schedule 7.2(b)	Ownership of Blocker Corporation
Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Amendment No. 3 to the Amended and Restated Stockholders’ Agreement of Mobile Satellite Ventures GP, Inc.
Exhibit C	Form of Legal Opinion of Counsel to Blocker Corporation
Exhibit D	Form of Legal Opinion of Counsel to SkyTerra

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of May 6, 2006 by and among SkyTerra Communications, Inc., a Delaware corporation (“SkyTerra”), [Columbia / Spectrum Blocker Corporation] (“Blocker Corporation”), [Columbia / Spectrum Blocker Corporation Equity Holder(s)] (“Columbia”), Motient Corporation, a Delaware corporation (“Motient”), MVH Holdings Inc., a Delaware corporation and wholly-owned subsidiary of Motient (“MVH”) and together with Columbia and Motient, the “Funds”).

RECITALS:

WHEREAS, subject to the terms and conditions hereof, at the Closing (as defined below) SkyTerra intends to purchase substantially all of the assets of Blocker Corporation, and Blocker Corporation intends to sell substantially all of its assets to SkyTerra, consisting of                      limited partnership units (the “MSV LP Units”) of Mobile Satellite Ventures, L.P. (“MSV”) and              shares of common stock (the “MSV GP Shares”) of Mobile Satellite Ventures GP, Inc. (“MSV GP”) owned by Blocker Corporation (together, the “MSV Interests”), in exchange for                   shares (the “SkyTerra Shares”) of voting common stock, par value $0.01 per share (“SkyTerra Common Stock”), in each case as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock dividend, stock distribution or similar event declared or effected prior to the Closing; provided, however, that no adjustment shall be made for the Rights Offering (as defined below);

WHEREAS, immediately after the Closing (defined below), the Blocker Corporation may distribute the SkyTerra Shares to the Funds (the “Acquired Shares Distribution”) in accordance with Section 5.1 of the Registration Rights Agreement (as defined below); and

WHEREAS, the parties intend that the sale and transfer of the MSV Interests will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) for federal income tax purposes and that this Agreement shall constitute a plan of reorganization within the meaning of Section 368(a) of the Code.

AGREEMENT:

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1                                      Sale of MSV Interests and SkyTerra Shares.  Subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, at the Closing (as defined below), Blocker Corporation will purchase from SkyTerra, and SkyTerra shall issue and sell to Blocker Corporation, the SkyTerra Shares, and SkyTerra will purchase from Blocker Corporation, and Blocker Corporation shall sell to SkyTerra, the MSV Interests.

Section 1.2                                      Closing.The closing (the “Closing”) of the purchase and sale of the MSV Interests in exchange for the SkyTerra Shares shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036 on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Articles V and VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions), shall be fulfilled or waived in accordance herewith; or (b) at such other time, date or place as Blocker Corporation and SkyTerra may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 1.3                                      Deliveries.

(a)                        Simultaneously with the execution of this Agreement, Blocker Corporation and SkyTerra (or, in the case of (ii) below, MSV Investors, LLC) shall execute and deliver (i) the Registration Rights Agreement in the form attached as Exhibit A hereto (the “Registration Rights Agreement”) and (ii) and Amendment No. 3 to the Amended and Restated Stockholders’ Agreement of Mobile Satellite Ventures GP, Inc. in the form attached as Exhibit B hereto.

(b)                       At the Closing, Blocker Corporation shall deliver to SkyTerra (unless waived by SkyTerra) the following (collectively, the “Blocker Corporation Closing Deliveries”):

(i)   certificates registered in Blocker Corporation’s name representing the MSV Interests or an affidavit of lost certificate with respect to any lost, missing or destroyed certificate in form reasonably satisfactory to SkyTerra;

(ii)   a duly executed stock power evidencing the transfer of the MSV Interests from Blocker Corporation to SkyTerra and in such form reasonably satisfactory to SkyTerra as shall be effective to vest in SkyTerra good and valid title to the MSV Interests, free and clear of any Lien (as defined below) other than Securities Law Encumbrances (as defined below) or pursuant to the MSV Documents (as defined below);

(iii)   certified resolutions of the Board of Directors of Blocker Corporation approving this Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby;

(iv)   a certificate of good standing for Blocker Corporation from the Secretary of State of the State of Delaware; and

(v)   an affidavit certifying as to Blocker Corporation’s non-foreign status in accordance with the requirements of Section 1.1445-2(b) of the Treasury Regulations.

(c)                        SkyTerra shall deliver to Blocker Corporation (unless waived by Blocker Corporation) the following (collectively, the “SkyTerra Closing Deliveries”):

(i)   certificates registered in Blocker Corporation’s name representing the SkyTerra Shares;

(ii)   an effective registration statement (the “Blocker Corporation Registration Statement”) registering the resale by Blocker Corporation, the Funds and/or the Funds’ beneficial owners of the SkyTerra Shares;

(iii)   certified resolutions of SkyTerra’s Board of Directors approving this Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby; and

(iv)   a certificate of good standing for SkyTerra from the Secretary of State of the State of Delaware.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF BLOCKER CORPORATION

Blocker Corporation represents and warrants to SkyTerra, as follows:

Section 2.1                                      Organization; Related Entities. Blocker Corporation is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own or lease its properties and to carry on its businesses as is presently being conducted. Blocker Corporation is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for failures, if any, to be so qualified which individually or in the aggregate have not had and could not reasonably be expected to have a Blocker Corporation Material Adverse Effect. A “Blocker Corporation Material Adverse Effect” means a material adverse effect respecting the ability of Blocker Corporation to consummate the transactions contemplated by this Agreement or fulfill the conditions to Closing set forth herein, except to the extent that such adverse effect results from (i) general economic, regulatory or political conditions or changes therein in the United States or the other countries in which such party operates; (ii) financial or securities market fluctuations or conditions; or (iii) changes in, or events or conditions affecting, the wireless telecommunications industry generally.

Section 2.2                                      Title to MSV Interests. As of the date hereof and at all times until and including at the Closing, Blocker Corporation owns, of record and beneficially, the MSV Interests free and clear of any and all option, call, contract, commitment, mortgage, pledge, security interest, encumbrance, lien, Tax, claim or charge of any kind or right of others of whatever nature (collectively, a “Lien”) of any kind, other than pursuant to applicable securities laws (“Securities Law Encumbrances”), the MSV Documents (as defined below) or the Blocker Corporation Documents (as defined below); provided, however, that the Blocker Corporation Documents will be terminated immediately prior to Closing. Upon the Closing, (x) SkyTerra shall be vested with good and valid title to the MSV Interests, free and clear of any Liens of any kind (other than Securities Law Encumbrances or the MSV Documents) and (y) Blocker Corporation shall not own, of record or beneficially, or have, by conversion, warrant, option or otherwise, any right to, interest in or agreement to acquire any MSV LP Units or MSV GP Shares. The “MSV Documents” means the Amended and Restated Limited Partnership Agreement dated as of November 12, 2004, the Amended and Restated Stockholders’ Agreement dated as of November 12, 2004 (the “MSV Stockholders’ Agreement”), the Voting Agreement dated as of November 12, 2004, the bylaws of MSV GP and the Second Amended and Restated Parent Transfer/Drag Along Agreement dated as of November 12, 2004, each as may be amended from time to time. The “Blocker Corporation Documents” means the Amended and Restated Consent Agreement dated February 9, 2005 by and among the stockholders of MSV GP named therein and the Stockholders’ Agreement, dated as of February 9, 2005, by and among MVH and Columbia.

Section 2.3                                      Authority Relative to this Agreement and the Registration Rights Agreement. Blocker Corporation has the requisite corporate power and authority to execute and deliver this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Registration Rights Agreement by Blocker Corporation and the consummation by Blocker Corporation of the transactions contemplated hereby and thereby have been duly authorized by Blocker Corporation’s board of directors and no other corporate or stockholder proceedings on the part of Blocker Corporation are necessary to authorize this Agreement or the Registration Rights Agreement or for Blocker Corporation to consummate the transactions contemplated hereby or thereby. Each of this Agreement and the Registration Rights Agreement has been duly and validly executed and delivered by Blocker Corporation and, assuming the due authorization, execution and delivery thereof by SkyTerra and the other parties thereto, constitutes the valid and binding obligation of Blocker Corporation, enforceable against it in accordance with its terms.

Section 2.4                                      Consents and Approvals; No Violations. Except in connection or in order to comply with the applicable provisions of (a) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and, if necessary, similar foreign competition or Antitrust Laws, (b) the filings pursuant to the Registration Rights Agreement and this Agreement under the Securities Act of 1933, as amended (the “Securities Act”), (c) filings or approvals required under state securities or “blue sky” laws, (d) the right of first refusal (the “MSV ROFR”) or the tag-along provisions (the “MSV Tag-Along”) of the MSV Stockholders’ Agreement and (e) the Communications Act of 1934, as amended, and the rules, regulations or policies of the Federal Communications Commission and any successor thereto (“FCC”) (collectively, the “Communications Laws”), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the organizational documents of Blocker Corporation, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Blocker Corporation or its properties or assets, including, but not limited to, the MSV Documents. Except in connection or in order to comply with the applicable provisions of (a) the HSR Act and, if necessary, similar foreign competition or Antitrust Laws, (b) the filings pursuant to the Registration Rights Agreement and this Agreement under the Securities Act, (c) filings or approvals required under state securities or “blue sky” laws, and (d) the Communications Laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory body, authority or administrative agency or commission (collectively, a “Governmental Entity”), is required by or with respect to Blocker Corporation in connection with the execution and delivery of this Agreement by Blocker Corporation or the consummation by Blocker Corporation of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Blocker Corporation Material Adverse Effect.

Section 2.5                                      Purchase Entirely for Own Account. The SkyTerra Shares to be issued to Blocker Corporation will be acquired for (i) distribution by Blocker Corporation to the Funds in accordance with Section 5.1 of the Registration Rights Agreement or (ii) investment for Blocker Corporation’s own account, not as a nominee or agent, and not with a view to the resale or distribution that would require registration under the Securities Act of any part thereof, in each case, in violation of applicable securities laws, and Blocker Corporation has no present intention of selling, granting any participation in, or otherwise distributing such SkyTerra Shares except in compliance with applicable securities laws. It is understood that nothing herein shall prevent Blocker Corporation from effectuating the Acquired Shares Distribution or the Funds distributing the SkyTerra Shares to their respective beneficial owners, in each case in compliance with Section 5.1 of the Registration Rights Agreement and applicable securities laws.

Section 2.6                                      Reliance Upon Blocker Corporation’s Representations. Blocker Corporation understands that the SkyTerra Shares will not be registered for issuance to Blocker Corporation under the Securities Act and the sale provided for in this Agreement and SkyTerra’s issuance of SkyTerra Shares hereunder will be made in reliance upon an exemption from registration under the Securities Act pursuant to Section 4(2) thereof, and that, in such case, SkyTerra’s reliance on such exemption will be based on Blocker Corporation’s representations set forth herein.

Section 2.7                                      Receipt of Information. Blocker Corporation believes it has received all the information it considers necessary or appropriate for deciding whether to acquire SkyTerra Shares. Blocker Corporation further represents that it has had an opportunity to ask questions and receive answers from SkyTerra regarding the terms and conditions of the offering of SkyTerra Shares and the business and financial condition of SkyTerra and to obtain additional information (to the extent SkyTerra possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access. The foregoing, however, does not limit or modify the representations or warranties of SkyTerra in this Agreement or the right of Blocker Corporation to rely upon such representations or warranties. Blocker Corporation has not received, nor is it relying on, any representations or warranties from SkyTerra, other than as provided herein; provided that the foregoing shall not affect any right Blocker Corporation or the Funds may have on account of fraud.

Section 2.8                                      Investor Status; etc. Blocker Corporation certifies and represents to SkyTerra that it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act and was not organized for the purpose of acquiring SkyTerra Shares. Blocker Corporation’s financial condition is such that it is able to bear the risk of holding the SkyTerra Shares for an indefinite period of time and the risk of loss of its entire investment. Blocker Corporation has sufficient knowledge and experience in investing in companies similar to SkyTerra so as to be able to evaluate the risks and merits of its investment in SkyTerra.

Section 2.9                                      Taxes. There are no Liens arising from or related to Taxes (defined below) on or pending against Blocker Corporation or any of its properties other than statutory Liens for Taxes that are not yet due and payable. “Taxes” means any and all federal, state, local, foreign or other tax of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Tax Authority, including taxes on or with respect to income, alternative minimum, accumulated earnings, personal holding company, capital, transfer, stamp, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added.

Section 2.10                                No Other Assets. Blocker Corporation currently does not own any assets other than the MSV Interests and has not owned any assets other than the MSV Interests since February 18, 2005. The rights to receive shares of common stock of TerreStar Networks Inc. (the “Rights Certificates”) previously owned by Blocker Corporation were distributed out of Blocker Corporation on February 17, 2005, and the distribution of such Rights Certificates was not in contemplation of the sale and transfer of the MSV Interests pursuant to this Agreement.

Section 2.11                                Title 11. Blocker Corporation is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

Section 2.12                                Fair Market Value. The fair market value of the assets of Blocker Corporation will exceed the sum of its liabilities (including any liabilities to which its assets are subject).

Section 2.13                                Brokers or Finders. Blocker Corporation has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 2.14                                Restricted Securities. Blocker Corporation understands that the SkyTerra Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the SkyTerra Shares or an available exemption from registration under the Securities Act, such SkyTerra Shares must be held indefinitely. In particular, Blocker Corporation is aware that such SkyTerra Shares may not be sold pursuant to Rule 144 or Rule 145 promulgated under the Securities Act unless all of the conditions of the applicable rule are met. Among the conditions for use of Rules 144 and 145 is the availability of current information to the public about SkyTerra.

Section 2.15                                Legends. It is understood that the certificates evidencing the SkyTerra Shares will bear one or both of the following legends:

(a)                        “These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to SkyTerra Communications, Inc. that such registration is not required.”

(b)                       Any legend required by the laws of the State of Delaware or other jurisdiction.

ARTICLE II-A

REPRESENTATIONS AND WARRANTIES OF MOTIENT AND MVH

Motient and MVH, jointly and severally, represent and warrant to SkyTerra, as follows:

Section 2A.1                            Organization. Motient and MVH are duly organized, validly existing and in good standing under the laws of the State of Delaware and have the requisite corporate power and authority to own or lease their properties and to carry on their respective businesses as are presently being conducted. Motient and MVH are duly qualified to do business as foreign corporations and are in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for failures, if any, to be so qualified which individually or in the aggregate have not had and could not reasonably be expected to have a material adverse effect respecting the ability of Motient or MVH, as applicable, to consummate the transactions contemplated by this Agreement or fulfill the conditions to Closing set forth herein, except to the extent that such adverse effect results from (i) general economic, regulatory or political conditions or changes therein in the United States or the other countries in which such party operates; (ii) financial or securities market fluctuations or conditions; or (iii) changes in, or events or conditions affecting, the wireless telecommunications industry generally.

Section 2A.2                            Authority Relative to this Agreement and the Registration Rights Agreement. Motient and MVH each have the requisite corporate power and authority to execute and deliver this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Registration Rights Agreement by Motient and MVH and the consummation by Motient and MVH of the transactions contemplated hereby and thereby have been duly authorized by Motient and MVH’s board of directors and no other corporate or stockholder proceedings on the part of Motient or MVH are necessary to authorize this Agreement or the Registration Rights Agreement or for Motient or MVH to consummate the transactions contemplated hereby or thereby. Each of this Agreement and Registration Rights Agreement has been duly and validly executed and delivered by Motient and MVH and, assuming the due authorization, execution and delivery thereof by SkyTerra and the other parties thereto, constitutes the valid and binding obligation of Motient and MVH, enforceable against it in accordance with its terms.

ARTICLE II-B

REPRESENTATIONS AND WARRANTIES OF COLUMBIA

Columbia represents and warrants to SkyTerra, as follows:

Section 2B.1                              Organization. Columbia is duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited partnership power and authority to own or lease its properties and to carry on its businesses as is presently being conducted. Columbia is duly qualified to do business as foreign entity and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for failures, if any, to be so qualified which individually or in the aggregate have not had and could not reasonably be expected to have a material adverse effect respecting the ability of Columbia to consummate the transactions contemplated by this Agreement or fulfill the conditions to Closing set forth herein, except to the extent that such adverse effect results from (i) general economic, regulatory or political conditions or changes therein in the United States or the other countries in which such party operates; (ii) financial or securities market fluctuations or conditions; or (iii) changes in, or events or conditions affecting, the wireless telecommunications industry generally.

Section 2B.2                              Authority Relative to this Agreement and the Registration Rights Agreement. Columbia has the requisite limited partnership power and authority to execute and deliver this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Registration Rights Agreement by Columbia and the consummation by Columbia of the transactions contemplated hereby and thereby have been duly authorized by Columbia and no other limited partnership proceedings on the part of Columbia are necessary to authorize this Agreement or the Registration Rights Agreement or for Columbia to consummate the transactions contemplated hereby or thereby. Each of this Agreement and Registration Rights Agreement has been duly and validly executed and delivered by Columbia and, assuming the due authorization, execution and delivery thereof by SkyTerra and the other parties thereto, constitutes the valid and binding obligation of Columbia, enforceable against it in accordance with its terms.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SKYTERRA

Except as otherwise specifically provided in the Disclosure Schedule of SkyTerra attached hereto and incorporated herein by reference which clearly identifies the relevant section of this Agreement (the “SkyTerra Disclosure Schedule”), SkyTerra represents and warrants to Blocker Corporation, as follows:

Section 3.1                                      Corporate Organization; Related Entities. SkyTerra is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own or lease its properties and to carry on its business as it is presently being conducted. SkyTerra is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for failures, if any, to be so qualified which individually or in the aggregate have not had and could not reasonably be expected to have a SkyTerra Material Adverse Effect. The copies of the certificate of incorporation and bylaws of SkyTerra heretofore made available to Blocker Corporation are complete and current copies of such instruments as presently in effect. A “SkyTerra Material Adverse Effect” means a material adverse effect respecting (a) the business, assets and liabilities (taken together) or financial condition of SkyTerra and its subsidiaries on a consolidated basis or (b) the ability of SkyTerra to consummate the transactions contemplated by this Agreement or fulfill the conditions to Closing set forth herein, except to the extent (in the case of either clause (a) or clause (b) above) that such adverse effect results from (i) general economic, regulatory or political conditions or changes therein in the United States or the other countries in which such party operates; (ii) financial or securities market fluctuations or conditions; or (iii) changes in, or events or conditions affecting, the wireless telecommunications industry generally.

Section 3.2                                      Capitalization.

(a)                        As of the date of this Agreement, the authorized capital stock of SkyTerra consists of (i) 200,000,000 shares of SkyTerra Common Stock, 8,912,715 of which are issued and outstanding, (ii) 100,000,000 shares of non-voting common stock, par value $0.01 per share (“SkyTerra Non-Voting Common Stock”), 8,990,212 of which are issued and outstanding and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share (“SkyTerra Preferred Stock”), 2,000,000 of which are designated as Series A Convertible Preferred Stock and 1,199,007 of which are issued and outstanding. SkyTerra has no other designations of SkyTerra Preferred Stock. As of the date of this Agreement, (1) 1,035,957 shares of SkyTerra Common Stock are reserved for issuance pursuant to SkyTerra’s stock option plans (each a “SkyTerra Stock Option Plan”) or otherwise, a list of which is set forth on Schedule 3.2 of the SkyTerra Disclosure Schedule, (2) 3,353,697 shares of SkyTerra Common Stock are reserved for issuance upon the exercise of outstanding warrants to purchase shares of SkyTerra Common Stock or conversion of the Series A Preferred Stock, (3) 6,661,150 shares of SkyTerra Common Stock are reserved for issuance to holders of SkyTerra capital stock and certain warrants pursuant to non-transferable subscription rights to acquire an aggregate of 6,661,150 shares of SkyTerra Common Stock, which includes shares of SkyTerra Non-Voting Common Stock which may be issued to certain stockholders (the “Rights Offering”), (4) 4,125,183 shares of SkyTerra Common Stock are reserved for issuance in the acquisitions of the equity of MSV Investors, LLC pursuant to Section 6.10, (5) 44,333,417 shares of SkyTerra Non-Voting Common Stock and SkyTerra Common Stock are reserved for issuance under the Exchange Agreement (the “Motient Exchange Agreement”) dated as of the date hereof by and between, among other parties, Motient and SkyTerra relating to the exchange of shares of SkyTerra Common Stock and MSV LP Units and MSV GP Shares held, directly or indirectly, by Motient and the exchange of the shares of SkyTerra Non-Voting Common Stock for an equal number of shares of SkyTerra Common Stock, and (6) 9,992,976 shares of SkyTerra Common Stock and 3,573,214 shares of SkyTerra Non-Voting Common Stock are reserved for issuance under the Transaction Exchange Agreements (as defined below), excluding the Motient Exchange Agreement (collectively, the “SkyTerra Permitted Issuances”). All the issued and outstanding shares of SkyTerra’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of statutory preemptive rights and contractual stockholder preemptive rights, with no personal liability attaching to the ownership thereof. Except for the SkyTerra Permitted Issuances and the Rights Offering, SkyTerra (A) does not have and is not bound by any outstanding subscriptions, options, voting trusts, convertible securities, warrants, calls, commitments or agreements of any character or kind calling for the purchase, issuance or grant of any additional shares of its capital stock or restricting the transfer of its capital stock and (B) is not a party to any voting trust or other agreement or understanding with respect to the voting of the capital stock or other equity securities of SkyTerra.

(b)                       The SkyTerra Shares have been duly and validly authorized, and, when issued upon the terms hereof, will be fully paid, nonassessable and free of statutory preemptive rights and contractual stockholder preemptive rights, with no personal liability attaching to the ownership thereof.

Section 3.3                                      Authority Relative to This Agreement and the Registration Rights Agreement. SkyTerra has the requisite corporate power and authority to execute and deliver this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Registration Rights Agreement by SkyTerra and the consummation by SkyTerra of the transactions contemplated hereby and thereby have been duly authorized by SkyTerra’s Board of Directors, and no other corporate or stockholder proceedings on the part of SkyTerra are necessary to authorize this Agreement and the Registration Rights Agreement or for SkyTerra to consummate the transactions contemplated hereby or thereby. Each of this Agreement and the Registration Rights Agreement has been duly and validly executed and delivered by SkyTerra and, assuming the due authorization, execution and delivery thereof by Blocker Corporation and the Funds, constitutes the valid and binding obligation of SkyTerra, enforceable against SkyTerra in accordance with its terms.

Section 3.4                                      Consents and Approvals; No Violations. Except in connection or in order to comply with the applicable provisions of (a) the HSR Act, and if necessary, similar foreign competition or Antitrust Laws, (b) the filings pursuant to the Registration Rights Agreement and this Agreement under the Securities Act, (c) filings or approvals required under state securities or “blue sky” laws, (d) the MSV ROFR or the MSV Tag-Along and (e) the Communications Laws, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the organizational documents of SkyTerra, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to SkyTerra or its properties or assets, including but not limited to the MSV Documents. Except in connection or in order to comply with the applicable provisions of (a) the HSR Act, and if necessary, similar foreign competition or Antitrust Laws, (b) the filings pursuant to the Registration Rights Agreement and this Agreement under the Securities Act, (c) filings or approvals required under state securities or “blue sky” laws, and (d) the Communications Laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to SkyTerra in connection with the execution and delivery of this Agreement by SkyTerra or the consummation by SkyTerra of the transactions contemplated hereby except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a SkyTerra Material Adverse Effect.

Section 3.5                                      Reports and Financial Statements.

(a)                        Except as set forth on Schedule 3.5(a) of the SkyTerra Disclosure Schedule, SkyTerra has timely filed all reports required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act since January 1, 2004 (collectively, the “SkyTerra SEC Reports”), and has previously made available to Blocker Corporation true and complete copies of all such SkyTerra SEC Reports. Such SkyTerra SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such SkyTerra SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of SkyTerra included in the SkyTerra SEC Reports have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except as otherwise noted therein or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of unaudited statements, to normal, recurring year-end adjustments and any other adjustments described therein), in all material respects, the consolidated financial position of SkyTerra and its consolidated Subsidiaries as at the dates thereof and the consolidated results of operations and cash flows of SkyTerra and its consolidated subsidiaries for the periods then ended. Except as disclosed in SkyTerra SEC Reports there has been no change in any of the significant accounting (including Tax accounting) policies or procedures of SkyTerra since December 31, 2005.

(b)                       Except as set forth on Schedule 3.5(b) of the SkyTerra Disclosure Schedule, SkyTerra maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)                        Since January 1, 2005, neither SkyTerra nor, to SkyTerra’s knowledge, any director, officer, employee, auditor, accountant or representative of SkyTerra has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of SkyTerra or SkyTerra’s internal accounting controls, including any complaint, allegation, assertion or claim that SkyTerra has engaged in questionable accounting or auditing practices. No attorney representing SkyTerra, whether or not employed by SkyTerra, has reported “evidence of a material violation” (as defined in 17 CFR Part 205) to SkyTerra’s board of directors or any committee thereof or to any director or officer of SkyTerra.

Section 3.6                                      Absence of Certain Changes or Events. Except as set forth in SkyTerra SEC Reports filed prior to the date of this Agreement or as set forth on Schedule 3.6 of the SkyTerra Disclosure Schedule, since December 31, 2005, (i) SkyTerra has conducted its business and operations in the ordinary course of business and consistent with past practices and (ii) there has not been any fact, event, circumstance or change affecting or relating to SkyTerra which has had or could reasonably be expected to have a SkyTerra Material Adverse Effect. Except as could not reasonably be expected to represent a SkyTerra Material Adverse Effect or as set forth on Schedule 3.6 of the SkyTerra Disclosure Schedule, the transactions contemplated by this Agreement will not constitute a change of control under or require the consent from or the giving of notice to a third party pursuant to the terms, conditions or provisions of any SkyTerra Contract (defined below).

Section 3.7                                      Litigation. Except for litigation disclosed in the notes to the audited financial statements of SkyTerra as of and for the period ended December 31, 2005, or in SkyTerra SEC Reports filed subsequent thereto but prior to the date of this Agreement, as of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of SkyTerra, threatened against SkyTerra or with respect to which SkyTerra could be required to provide indemnification or to otherwise contribute to liabilities or damages relating thereto, the outcome of which has had or could reasonably be expected to have a SkyTerra Material Adverse Effect; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against SkyTerra having, or which has had or could reasonably be expected to have a SkyTerra Material Adverse Effect.

Section 3.8                                      Compliance with Law. SkyTerra has not violated any Laws and is in compliance with all Laws, other than where such violation or noncompliance, individually or in the aggregate, has not had and could not reasonably be expected to have a SkyTerra Material Adverse Effect. SkyTerra has not received any notice to the effect that, or otherwise been advised that or is aware that, SkyTerra is not in such compliance with any Laws, and SkyTerra has no knowledge that any existing circumstances are reasonably likely to result in such violations of any Laws.

Section 3.9                                      Absence of Undisclosed Liabilities. Except for liabilities or obligations which are accrued or reserved against in SkyTerra’s consolidated financial statements (or reflected in the notes thereto) as of and for the period ended December 31, 2005 as included in SkyTerra SEC Reports or which were incurred after December 31, 2005 in the ordinary course of business and consistent with past practice, SkyTerra has no liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a balance sheet (or reflected in the notes thereto) or which have had or could reasonably be expected to have a SkyTerra Material Adverse Effect, other than amounts that are completely and fully satisfied prior to the Closing.

Section 3.10                                No Default. As of the date of this Agreement, SkyTerra is not in breach or violation of, or in default under (and no event has occurred which with notice or lapse of time or both would constitute such a breach, violation or default), any term, condition or provision of (a) its certificate of incorporation or bylaws, or (b) (x) any order, writ, decree, statute, rule or regulation of any Governmental Entity applicable to SkyTerra or any of its properties or assets or (y) any agreement required to be filed as a “Material Contract” as an exhibit to SkyTerra’s Annual Report on Form 10-K for the year ended December 31, 2005 or any periodic Exchange Act report required to be filed since then (a “SkyTerra Contract”), except in the case of this clause (b), which breaches, violations or defaults, individually or in the aggregate, have not had and could not reasonably be expected to have a SkyTerra Material Adverse Effect.

Section 3.11                                Taxes. Except as would not reasonably be expected to have a SkyTerra Material Adverse Effect:

(a)                                  SkyTerra has timely filed all Tax Returns required to be filed by it (taking into account all applicable extensions) and all such Tax Returns are true, correct and complete in all respects.

(b)                                 SkyTerra has paid all Taxes shown due on its Tax Returns.

(c)                                  There is no pending or, to the knowledge of SkyTerra, threatened examination, investigation, audit, suit, action, claim or proceeding relating to Taxes of SkyTerra.

(d)                                 SkyTerra has not received written notice of a determination by any taxing or other Governmental Entity that Taxes are owed by SkyTerra (such determination being referred to as a “Tax Deficiency”) and, to the knowledge of SkyTerra, no Tax Deficiency is proposed or threatened.

(e)                                  All Tax Deficiencies asserted against SkyTerra have been paid or finally settled and all amounts asserted in any Tax Deficiency to be owed have been paid.

(f)                                    There are no Liens arising from or related to Taxes on or pending against SkyTerra or any of its properties other than statutory Liens for Taxes that are not yet due and payable.

(g)                                 As used in this Agreement, “Tax Return” means any return, report or similar statement (including any attached schedules) required to be filed with respect to Taxes and any information return, claim for refund, amended return, or declaration of estimated Taxes.

Section 3.12                                Intellectual Property.

(a)                        SkyTerra owns or holds licenses or otherwise has such rights to use, sell, license or dispose of all of the intellectual property rights used in the conduct of the business of SkyTerra as currently conducted, with such exceptions as individually or in the aggregate have not had and could not reasonably be expected to have a SkyTerra Material Adverse Effect.

(b)                       With such exceptions as individually or in the aggregate have not had and could not reasonably be expected to have a SkyTerra Material Adverse Effect, (i) the operation of SkyTerra’s business and the manufacture, marketing, use, sale, licensure or disposition of any Intellectual Property in the manner currently used, sold, licensed or disposed of by SkyTerra does not and will not infringe on the proprietary rights of any person, nor has such an infringement been alleged within six years preceding the date of this Agreement (other than such as have been resolved); (ii) there is no pending or threatened claim or litigation challenging or questioning the validity, ownership or right to use, sell, license or dispose of any such Intellectual Property in the manner in which currently used, sold, licensed or disposed of by SkyTerra, nor is there a valid basis for any such claim or litigation, nor has SkyTerra received any notice asserting that the proposed operation of SkyTerra’s business or the use, sale, license or disposition by SkyTerra of any of the Intellectual Property of SkyTerra conflicts or will conflict with the rights of any other party, nor is there a valid basis for any such assertion in each case; and (iii) none of the Intellectual Property used in the conduct of the business of SkyTerra as currently conducted is being infringed by any person and SkyTerra has not asserted any claim of infringement, misappropriation or misuse within the past six years.

Section 3.13                                Permits. SkyTerra has, and is in compliance with, all Permits required to conduct its business as now being conducted, except any such SkyTerra Permit the absence of which, individually or in the aggregate, has not had and could not reasonably be expected to have a SkyTerra Material Adverse Effect (“SkyTerra Material Permits”). All SkyTerra Material Permits are valid and in full force and effect. There is not now pending, or to the knowledge of SkyTerra, threatened, any action by any person or by or before any Governmental Entity to revoke, cancel, rescind, modify or refuse to renew any SkyTerra Material Permits and, other than as set forth on Schedule 3.13 of the SkyTerra Disclosure Schedule, there exist no facts or circumstances that would reasonably be expected to give rise to such action. “SkyTerra Permits” means all licenses, permits, franchises, approvals, authorizations, certificates, registrations, consents or orders of, or filings with, any Governmental Entity used or held for use in the operation of SkyTerra’s business and all other rights and privileges granted by a Governmental Entity necessary to allow SkyTerra to own and operate its business without any violation of law.

Section 3.14                                Brokers. No broker, finder or financial advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SkyTerra.

Section 3.15                                Contracts. All SkyTerra Contracts that are material to the business or operations of SkyTerra taken as a whole have been filed as exhibits to SkyTerra’s Annual Report on 10-K for the year ended December 31, 2005 or any periodic Exchange Act report required to be filed since then, are valid and binding obligations of SkyTerra, and, to the knowledge of SkyTerra, the valid and binding obligation of each other party thereto, except such SkyTerra Contracts that, if not so valid and binding, individually or in the aggregate, have not had and could not reasonably be expected to have a SkyTerra Material Adverse Effect. Neither SkyTerra nor, to the knowledge of SkyTerra, any other party thereto, is in violation of or in default in respect of, nor has there occurred an event or condition, that with the passage of time or giving of notice (or both), would constitute a default under or permit the termination of, any such SkyTerra Contract except such violations or defaults under or terminations that, individually or in the aggregate, have not had and could not reasonably be expected to have a SkyTerra Material Adverse Effect.

Section 3.16                                Insurance. SkyTerra’s insurance policies are in all respects in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default thereunder. SkyTerra has made available to Blocker Corporation true and correct copies of all insurance policies maintained by SkyTerra, or evidence thereof, as of the date of this Agreement.

Section 3.17                                Ownership of MSV LP Units and MSV GP Shares. As of the date hereof, SkyTerra or its subsidiaries own 7,929,598 MSV LP Units and 792.96 MSV GP Shares and immediately prior to the Closing SkyTerra or its subsidiaries will own not less than 7,929,598 MSV LP Units and 792.96 MSV GP Shares (in each case as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock dividend, stock distribution or similar event with respect to the MSV LP Units or MSV GP Shares that is declared or effected prior to the Closing).

Section 3.18                                Purchase Entirely for Own Account. The MSV Interests to be transferred to SkyTerra will be acquired for investment for SkyTerra’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, in each case, in violation of applicable securities laws, and SkyTerra has no present intention of selling, granting any participation in, or otherwise distributing the same except in compliance with applicable securities laws.

Section 3.19                                Reliance Upon SkyTerra’s Representations. SkyTerra understands that MSV Interests will not be registered under the Securities Act and the sale provided for in this Agreement and Blocker Corporation’s transfer of securities hereunder will be made in reliance upon an exemption from registration under the Securities Act, and that, in such case, Blocker Corporation’s reliance on such exemption will be based on SkyTerra’s representations set forth herein.

Section 3.20                                Receipt of Information. SkyTerra believes it has received all the information it considers necessary or appropriate for deciding whether to acquire MSV Interests. SkyTerra further represents that it has had an opportunity to ask questions and receive answers from Blocker Corporation regarding the terms and conditions of the MSV Interests and the business and financial condition of MSV and to obtain additional information (to the extent Blocker Corporation possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or which it had access. The foregoing, however, does not limit or modify the representations or warranties of Blocker Corporation in this Agreement or the right of SkyTerra to rely upon such representations or warranties. SkyTerra has not received, nor is it relying on, any representations or warranties from Blocker Corporation, other than as provided herein.

Section 3.21                                Investor Status; etc. SkyTerra certifies and represents to Blocker Corporation that it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act and was not organized for the purpose of acquiring MSV Interests. SkyTerra’s financial condition is such that it is able to bear the risk of holding the MSV Interests for an indefinite period of time and the risk of loss of its entire investment. SkyTerra has sufficient knowledge and experience in investing in companies similar to MSV so as to be able to evaluate the risks and merits of its investment in MSV.

Section 3.22                                Restricted Securities. SkyTerra understands that the MSV Interests may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the MSV Interests or an available exemption from registration under the Securities Act, such MSV Interests must be held indefinitely. In particular, SkyTerra is aware that such MSV Interests may not be sold pursuant to Rule 144 or Rule 145 promulgated under the Securities Act unless all of the conditions of the applicable rule are met. Among the conditions for use of Rules 144 and 145 is the availability of current information to the public about MSV.

Section 3.23                                Issuances Exempt. Assuming the truth and accuracy of the representations and warranties of Blocker Corporation and the Funds contained in Article II hereof, the offer, sale, and issuance of the SkyTerra Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws, except as permitted pursuant to Section 4.2.

Section 3.24                                No Integrated Offering. Neither SkyTerra, nor any of its Affiliates or any other person acting on SkyTerra’s behalf, has directly or indirectly engaged in any form of general solicitation or general advertising with respect to the SkyTerra Shares nor have any of such persons made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the SkyTerra Shares under the Securities Act or cause this offering of SkyTerra Shares to be integrated with any prior offering of securities of SkyTerra for purposes of the Securities Act.

Section 3.25                                Motient Exchange Agreement. Pursuant to this Agreement, Blocker Corporation will receive the same exchange ratio of SkyTerra Shares for its MSV Interests as Motient will receive in the Motient Exchange Agreement, dated as of May 6, 2006 by and among Motient, Motient Ventures Holding Inc. and SkyTerra.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1                                      HSR Act and FCC Approval. The parties will promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act, which the parties shall file no later than 15 business days after the date hereof) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, which may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement. Any fees associated with such notifications or applications shall be borne by SkyTerra. Each party will use commercially reasonable efforts to obtain, or assist the other parties in obtaining, all such authorizations, approvals and consents, including without limitation using commercially reasonable efforts to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to request the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Each party shall, in connection with its obligation to use commercially reasonable efforts to obtain, or assist the other parties in obtaining, all such requisite authorizations, approvals or consents, use commercially reasonable efforts to (i) cooperate in all reasonable respects with the other parties in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other parties of any communication received by such party from or given by such party to, the United States Department of Justice (the “DOJ”), the United States Federal Trade Commission (the “FTC”), the FCC or any other Governmental Entity or quasi-governmental entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other parties, or the other parties’ legal counsel, to review any communication given by it to, and consult with the other parties in advance of any meeting or conference with, the DOJ, the FTC, the FCC or any such other Governmental Entity or quasi-governmental entity or, in connection with any proceeding by a private party, with any other person and (iv) to the extent permitted by the FCC or other Governmental Entity, as appropriate, give the other parties the opportunity to attend and participate in such meetings and conferences.

Section 4.2                                      Blue Sky Laws. SkyTerra shall exercise its commercially reasonable best efforts to register or qualify (or obtain an exemption from registration) the SkyTerra Shares under the blue sky laws of the 50 states of the United States and of the District of Columbia and such other jurisdictions as Blocker Corporation shall reasonably request; provided, however, that, in the case of non-U.S. jurisdictions,  SkyTerra will not be required to (a) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4.2, (b) subject itself to taxation in any such jurisdiction or (c) consent to general service of process in any such jurisdiction). SkyTerra shall pay for all fees (including filing and application fees), costs and expenses in connection therewith. However,  the failure to obtain such “blue sky” clearance in each such jurisdiction shall not be a condition to closing and shall not prevent a Closing from occurring; provided, that SkyTerra shall not fail to obtain such “blue sky” clearance in (i) more than five such jurisdictions, (ii) Texas or (iii) New York; rather, those SkyTerra Shares which may not be lawfully delivered shall be held in trust by Blocker Corporation or its nominee for the benefit of the stockholders of record otherwise entitled thereto until such time as they may be lawfully delivered. If, after the fifth anniversary of the Closing, such shares still may not be lawfully delivered, then SkyTerra shall deliver such shares to the government agency or official responsible for administering the securities or blue sky laws in such jurisdiction. Blocker Corporation, Columbia, MVH and Motient shall cooperate with and assist SkyTerra in connection with obtaining the “blue sky” clearance contemplated by this Section 4.2.

Section 4.3                                      Compliance with MSV Documents. (a)  The parties intend that this Agreement and the transactions contemplated hereby be consistent with the conditions and restrictions applicable to the parties and/or their affiliates pursuant to MSV’s organizational documents and/or pursuant to the agreements between or among MSV’s limited partners or the stockholders of MSV GP, including, without limitation, the MSV Documents (collectively, the “MSV Investor Agreements”). SkyTerra, Blocker Corporation, Columbia, MVH and Motient shall take all commercially reasonable actions necessary to comply with, or appropriately amend, the provisions of the MSV Investor Agreements relating to the sale of the MSV Interests pursuant hereto.

(b)    Blocker Corporation and SkyTerra shall each comply with the MSV ROFR. Notwithstanding the foregoing, any Transfer Notice (as defined in the MSV GP Stockholders Agreement) delivered by Blocker Corporation pursuant to the MSV ROFR shall state that the minimum amount of MSV LP Units SkyTerra is willing to accept pursuant to this Agreement is the number of MSV LP Units to be exchanged in accordance with this Agreement. If another party to the of the Amended and Restated Stockholders’ Agreement (the “MSV GP Stockholders Agreement”) of MSV GP, dated as of November 12, 2004, exercises its right of first refusal pursuant to Section 8.2(a) thereof, Blocker Corporation shall not be required to exchange its MSV Interests for the SkyTerra Shares pursuant to the terms hereof to the extent of such exercise, and its obligations hereunder shall be terminated with respect to the MSV Interests purchased by such other party pursuant thereto. Further, if another party to the MSV GP Stockholders’ Agreement exercises its right of first refusal pursuant to Section 8.2(a) of the MSV GP Stockholders’ Agreement and SkyTerra then exercises any of its rights under such Section 8.2(a), any purchase of MSV Interests by SkyTerra shall be made pursuant to this Agreement regardless of any substitute terms provided pursuant to such Section 8.2(a).

(c)                        Blocker Corporation and MVH each hereby waive any rights of such party under Section 8.2(a) of the MSV GP Stockholders Agreement in connection with respect to any transactions contemplated by this Agreement or any other Transaction Exchange Agreement (as defined on Schedule B hereto).

(d)                       If any party to the MSV GP Stockholders Agreement exercises its right of first refusal pursuant to Section 8.2(a) of the MSV GP Stockholders’ Agreement in connection with the transactions contemplated by any other Transaction Exchange Agreement and the result of such exercise shall be that upon the consummation of the transactions contemplated by this Agreement and the other Transaction Exchange Agreements (to the extent such agreements have not been terminated as a result of such exercise), SkyTerra would not have the right to acquire 17,092,395.81 MSV LP Units, SkyTerra shall have the right to terminate this Agreement.

Section 4.4                                      No Transfers; No Alternative Transactions; Standstill.

(a)                        Each of Blocker Corporation and the Funds shall not, and shall cause its subsidiaries and the officers, directors, employees, representatives (including, without limitation, investment bankers, attorneys and accountants), agents or Affiliates not to, directly or indirectly, (i) solicit, initiate, encourage or facilitate any inquiries or the making of a proposal or offer with respect to, or consummate, an Alternative Proposal, (ii) participate in any discussions or negotiations with, deliver any consent with respect to, or provide any non-public information to, or afford any access to the properties, books or records of MSV, or otherwise take any other action to assist, facilitate or undertake (including granting any waiver or release under any standstill or similar agreement with respect to any securities of MSV), by itself or with any “person” or “group” (as such terms are used for purposes of Section 13(d)(3) of the Exchange Act), any Alternative Proposal, or (iii) acquire, of record or beneficially, or have, by conversion, warrant, option or otherwise, any right or interest in or any agreement to acquire any MSV LP Units or MSV GP Shares, other than the MSV Interests owned as of the date hereof. “Alternative Proposal” shall mean (a) any offer or proposal, or any indication of interest in making an offer or proposal, made by any “person” or “group” (as such terms are used for purposes of Section 13(d)(3) of the Exchange Act) at any time, directly or indirectly, to acquire the MSV Interests, (b) directly or indirectly sell, transfer, distribute, pledge, dispose of, grant an option with respect to or encumber the MSV Interests or (c) deposit the MSV Interests into a voting trust or enter into a voting agreement or arrangement with respect to the MSV Interests or grant any proxy with respect thereto, in each case other than the transactions contemplated by this Agreement.

(b)                                 Immediately prior to the Closing the parties shall (i) amend Section 6.2 of the Amended and Restated Limited Partnership Agreement of Mobile Satellite Ventures LP (the “MSV LP Agreement”), dated as of November 12, 2004 in order to eliminate restrictions on transactions with affiliates, (ii) amend the MSV LP Agreement (A) to provide that the MSV LP Agreement shall not be amended in any manner that would impair Motient’s ability to exchange its Retained MSV Interests for Additional SkyTerra Shares at Subsequent Closings in accordance with the terms hereof and (B) whereby Sub shall waive its rights under Sections 10.1(a), (b) and (g) thereof (provided; however, that such waiver shall be conditional upon reasonable cooperation by MSV or its auditors with Sub in answering such questions from Sub as may be reasonably necessary to facilitate the filing of MSV’s financial statements by Sub or Motient with the SEC, in the event such filing is required pursuant to Regulation S-X) and (iii) amend the MSV GP Stockholders’ Agreement to allow the sale of common stock of MSV GP independently of limited partnership interests of MSV.

(c)                        Blocker Corporation, Columbia, MVH and Motient and each of its respective officers and directors will not trade in the securities of SkyTerra prior to the earlier of (i) the Closing or (ii) the termination of this Agreement.

Section 4.5                                      Commercially Reasonable Efforts. The parties shall each cooperate with each other and use (and shall cause their respective subsidiaries to use) their respective commercially reasonable efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement or the MSV Documents and applicable laws to consummate and make effective all the transactions contemplated by this Agreement as soon as practicable, including, without limitation, amending the MSV Investor Agreements, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and approving the change of control of MSV and (ii) obtain all approvals required to be obtained from any Governmental Entity or third party necessary, proper or advisable to the transactions contemplated by this Agreement. Each of Blocker Corporation and the Funds shall at any time, and from time to time, after the applicable Closing, execute, acknowledge and deliver all further assignments, transfers, and any other such instruments of conveyance, upon the request of SkyTerra, to confirm the sale of the MSV Interests hereunder.

Section 4.6                                      Public Announcements. Except as may be required by applicable law, no party hereto shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated hereby, without prior consultation with the other parties as to the timing and contents of any such announcement or communications; provided, however, that nothing contained herein shall prevent any party from promptly making all filings with any Governmental Entity or disclosures with the stock exchange, if any, on which such party’s capital stock is listed, as may, in its judgment, be required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.7                                      Prohibited Actions; Appropriate Adjustments

(a)                        From the date hereof through the Closing, except as expressly contemplated by this Agreement, without obtaining the prior written consent of Blocker Corporation, SkyTerra shall not set any record date with respect to any dividend or declare or pay any dividend, either in cash, securities or otherwise, on any shares of its capital stock (other than required dividends to the holders of SkyTerra Preferred Stock in accordance with the terms thereof), repurchase any shares of its capital stock, make any distributions to the holders of its capital stock (other than regular dividends to the holders of SkyTerra Preferred Stock) or take any other similar action. Notwithstanding the foregoing, this Section 4.7(a) shall not prohibit, or apply to, (x) the Rights Offering or (y) the SkyTerra Permitted Issuances.

(b)                       From the date hereof through the Closing, except for the SkyTerra Permitted Issuances, without obtaining the prior written consent of Blocker Corporation, SkyTerra shall not issue any shares of SkyTerra Common Stock or SkyTerra Non-Voting Common Stock or any security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for shares of SkyTerra Common Stock or SkyTerra Non-Voting Common Stock, including, without limitation the SkyTerra Preferred Stock, and any option, warrant or other subscription or purchase right with respect to SkyTerra Common Stock, SkyTerra Non-Voting Common Stock or SkyTerra Preferred Stock, other than issuances where (x) the aggregate gross proceeds of all such issuances do not exceed $125 million and (y) such securities are sold for no less than 90% of market value. Notwithstanding the foregoing, SkyTerra shall be permitted to enter into and consummate transactions (including the issuance of shares of SkyTerra Common Stock) with TMI Communications and Company, LP (“TMI”) and/or MSV’s directors, management and employees to acquire, directly or indirectly, their MSV LP Units and MSV GP Shares or options to acquire such securities;

provided that the terms and conditions of such transactions (including the exchange ratios) shall be no more favorable to TMI and/or MSV’s directors, management and employees than those applicable to Blocker Corporation in this Agreement.

Section 4.8                                      Liquidation of Blocker Corporation. Following the Closing, Blocker Corporation will distribute the SkyTerra Shares it receives pursuant to Section 1.1 in complete liquidation pursuant to the plan of reorganization for federal income tax purposes.

Section 4.9                                      Tag Along Rights. Simultaneously with the Closing, SkyTerra shall accept for purchase all MSV LP Units and MSV GP Shares properly tendered by the Limited Partners in accordance with Section 8.2(b) of the MSV Stockholders’ Agreement at the Tag Along Price (as defined in the MSV Stockholders’ Agreement) and in compliance with applicable laws and such purchase shall not reduce the MSV Interests to be sold by Blocker Corporation pursuant to this Agreement.

Section 4.10                                Acquired Share Distribution. (a)  SkyTerra will use its commercially reasonable efforts to assist Blocker Corporation with the Acquired Shares Distribution, including, without limitation, issuing new stock certificates representing the SkyTerra Shares to be distributed upon receipt of opinion of counsel in accordance with Section 5.1 of the Registration Rights Agreement and any other necessary documents to effect the distribution.

(b)                       Following the Acquired Share Distribution, so long as any SkyTerra Shares are held by Motient or MVH (or any subsidiary of either):

(i)   Motient and/or MVH, as applicable, will cause all such shares held by them (or any subsidiary of either) to be voted at any meeting of stockholders and in connection with any action by written consent, pro rata with all other votes cast at such meeting (or by written consent) by holders of SkyTerra Common Stock; and

(ii)   If Motient and/or MVH, as applicable, has not sold, distributed or otherwise disposed all such SkyTerra Shares in accordance with Section 5.1 of the Registration Rights Agreement, other than to a subsidiary of Motient or an entity of which Motient is a subsidiary, within 60 days following the Acquired Share Distribution, such SkyTerra Shares held by Motient or MVH (or a subsidiary of either), as applicable, shall be automatically exchanged for SkyTerra Non-Voting Common Stock on a one-for-one basis (in each case as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock dividend, stock distribution or similar event declared or effected after the issuance of such SkyTerra Shares being exchanged). From and after such exchange, if Motient and/or MVH (or any subsidiary of either), as applicable, desire to transfer any shares of SkyTerra Non-Voting Common Stock to any person in accordance with Section 5.1 of the Registration Rights Agreement, other than a subsidiary of Motient or an entity of which Motient is a subsidiary, and, following such transfer and, except in the case of sales by Motient or MVH (or any subsidiary of either), as applicable, in the open market pursuant to an effective registration statement or an exemption from registration, such person by itself or with any “person” or “group” (as such terms are used for purposes of Section 13(d)(3) of the Exchange Act) will not beneficially own 10% or more of SkyTerra’s voting power (as determined pursuant to Rule 13d-3 under the Exchange Act) then, at the request of Motient and/or MVH, as applicable, SkyTerra will exchange such shares of SkyTerra Non-Voting Common Stock for SkyTerra Common Stock on a one-for-one basis (in each case as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock dividend, stock distribution or similar event declared or effected after the issuance of such shares of SkyTerra Non-Voting Common Stock being exchanged). Upon surrender of certificates representing the shares of SkyTerra Non-Voting Common Stock that are being exchanged as part of such transfer, SkyTerra will issue to the transferee certificates representing the appropriate number of shares of SkyTerra Common Stock.

ARTICLE V

CONDITIONS TO CLOSING OF SKYTERRA

The obligation of SkyTerra to purchase the MSV Interests from Blocker Corporation, and to issue the SkyTerra Shares to Blocker Corporation, at the Closing is subject to the fulfillment to SkyTerra’s satisfaction (unless waived by SkyTerra) on or prior to the Closing Date of each of the following conditions:

Section 5.1             Representations and Warranties. Each representation and warranty made by Blocker Corporation and the Funds in Article II above shall be true and correct in all material respects on and as of the Closing Date as though made on the Closing Date, except that any representations and warranties that is given as of a particular date or period and relates solely to such particular date or period shall be true and correct in all material respects only as of such date or period, provided however, that any representations and warranties which by their terms are qualified by materiality which shall be true and correct in all respects, with the same force and effect as if such representation and warranty had been made on and as of the Closing Date.

Section 5.2             Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by Blocker Corporation and the Funds on or prior to the Closing Date shall have been performed or complied with by Blocker Corporation and the Funds in all respects.

Section 5.3             Opinion of Blocker Corporation Counsel. SkyTerra shall have received at the Closing from Edwards Angell Palmer & Dodge LLP, counsel to Blocker Corporation, an opinion in substantially the form attached as Exhibit C hereto dated as of the Closing Date.

Section 5.4             Certificates and Documents. Blocker Corporation shall have delivered at or prior to the Closing to SkyTerra the Blocker Corporation Closing Deliveries.

Section 5.5             Compliance Certificate. Each of Blocker Corporation and the Funds shall have delivered to SkyTerra or its counsel a certificate signed by each stockholder of Blocker Corporation, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2 above.

Section 5.6             FCC Approval. All necessary FCC approvals shall have been obtained without the imposition on SkyTerra of any material adverse conditions and such approvals shall have become Final Orders and shall be in full force and effect, provided that, SkyTerra may waive the condition that the approvals have become Final Orders. For the purpose of this Agreement, “Final Order” means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled or suspended within forty days after being obtained.

Section 5.7             HSR Approval. All applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods will have been granted.

Section 5.8             Intentionally Omitted.

Section 5.9             FIRPTA Certificate. Blocker Corporation shall have furnished SkyTerra an affidavit certifying as to Blocker Corporation’s non-foreign status in accordance with the requirements of Section 1.1445-2(b) of the Treasury Regulations.

Section 5.10           Motient Exchange Agreement. Motient shall have taken all actions necessary to consummate the Initial Closing under the Motient Exchange Agreement.

Section 5.11           Blocker Exchange Agreements. Spectrum Space IV Managers, Inc., Columbia Space Equity Investors IV, Inc., Spectrum Space IV Parallel, Inc., Columbia Space (AI), Inc. and Columbia Space Partners, Inc. (collectively, the “Other Blocker Corporations”) shall have taken all actions necessary to consummate the closing under each of the exchange agreements between SkyTerra and each of Other Blocker Corporations.

ARTICLE VI

CONDITIONS TO CLOSING OF BLOCKER CORPORATION

The obligation of Blocker Corporation to purchase the SkyTerra Shares from SkyTerra, and to transfer the MSV Interests to SkyTerra, at the Closing is subject to the fulfillment to Blocker Corporation’s satisfaction (unless waived by Blocker Corporation) on or prior to the Closing Date of each of the following conditions:

Section 6.1             Representations and Warranties. Each representation and warranty made by SkyTerra in Article III above shall be true and correct in all material respects on and as of the Closing Date as though made on the Closing Date, except that any such representation and warranty that is given as of a particular date or period and relates solely to such particular date or period shall be true and correct in all material respects only as of such date or period, provided, however, that representations and warranties which by their terms are qualified by materiality which shall be true and correct in all respects, with the same force and effect as if such representation and warranty had been made on and as of the Closing Date.

Section 6.2             Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by SkyTerra on or prior to the Closing Date shall have been performed or complied with by SkyTerra in all respects.

Section 6.3             Opinion of Company’s Counsel. Blocker Corporation shall have received at the Closing from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to SkyTerra, an opinion in substantially the form attached as Exhibit D hereto dated as of the Closing Date.

Section 6.4             Certificates and Documents. SkyTerra shall have delivered at or prior to the Closing to Blocker Corporation the SkyTerra Closing Deliveries.

Section 6.5             Compliance Certificate. SkyTerra shall have delivered to Blocker Corporation or its counsel a certificate signed by the Chief Executive Officer of SkyTerra, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 6.1 and 6.2 above.

Section 6.6             Conversion of SkyTerra Preferred Stock. The Rights Offering shall have been completed and no shares of SkyTerra Preferred Stock shall be outstanding.

Section 6.7             FCC Approval. All necessary FCC approvals shall have been obtained and shall be in full force and effect.

Section 6.8             HSR Approval. All applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods will have been granted.

Section 6.9             Exchange of SkyTerra Non-Voting Common Stock. All shares of SkyTerra Non-Voting Common Stock outstanding as of the date hereof or to be issued in the Rights Offering shall have been exchanged (or will be exchanged substantially contemporaneously with the Closing) for SkyTerra Common Stock on a one-for-one basis in compliance with that certain Investment Agreement dated as of April 2, 2002, and no shares of SkyTerra Non-Voting Common Stock shall be outstanding, other than the shares of SkyTerra Non-Voting Common Stock to be issued to Motient.

Section 6.10           MSV Investors, LLC. SkyTerra shall have entered into binding agreements to acquire all of the equity of MSV Investors, LLC not currently owned, directly or indirectly, by SkyTerra, such acquisition to occur no later than one day after the Closing Date.

Section 6.11           Motient Exchange Agreement. SkyTerra shall have taken all actions necessary to consummate the Initial Closing under the Motient Exchange Agreement.

Section 6.12           Effective Registration Statement. The Blocker Corporation Registration Statement shall have become and shall continue to be effective and no stop order with respect thereto shall be in effect and no proceedings for that purpose shall have been commenced or threatened by the SEC.

Section 6.13           Blocker Exchange Agreements. SkyTerra shall have taken all actions necessary to consummate the Closing under each of the exchange agreements between SkyTerra and each of Other Blocker Corporations.

Section 6.14           Registration Rights Agreements. The Registration Rights Agreement shall be in full force and effect and shall be binding on SkyTerra.

ARTICLE VII

INDEMNIFICATION

Section 7.1             Survival of Representations and Warranties. The warranties and representations of Blocker Corporation, Motient and MVH, Columbia and SkyTerra contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing, for a period of twelve (12) months following such Closing; provided that the representations and warranties contained in Section 2.9 (Taxes) shall survive until 60 days following the expiration of the applicable statute of limitations (a “Survival Period”), and shall in no way be affected by any investigation of the subject matter thereof made by any party hereto. The covenants and agreements shall survive the Closing in accordance with their terms.

Section 7.2             Obligation to Indemnify.

(a)        SkyTerra Obligation to Indemnify. From and after the Closing, SkyTerra shall indemnify, defend and hold harmless Blocker Corporation and Funds and their respective officers, directors, stockholders, partners, employees, subsidiaries, agents and affiliates (each, a “Blocker Corporation Indemnitee”), from and against all losses, claims, damages, liabilities, obligations, fines, penalties, judgments, settlements, costs, expenses and disbursements (including attorneys’, accountants’ and investigatory fees and expenses) (collectively, “Losses”) to the extent resulting from any (i) breach or inaccuracy of any representation or warranty of SkyTerra contained in Article III of this Agreement for which a claim is initiated prior to the expiration of the applicable Survival Period and (ii) non-fulfillment or breach of any covenant or agreement of SkyTerra contained in this Agreement.

(b)        The Blocker Corporation’s Obligation to Indemnify. From and after the Closing Date, Columbia and Motient shall indemnify, defend and hold harmless SkyTerra and its officers, directors, stockholders, partners, employees, agents and affiliates (each, a “SkyTerra Indemnitee”) from and against any and all Losses to the extent resulting from any (i) breach or inaccuracy of any representation or warranty of Blocker Corporation contained in Article II of this Agreement for which a claim is initiated prior to the expiration of the applicable Survival Period, (ii) non-fulfillment or breach of any covenant or agreement of Blocker Corporation contained in this Agreement and (iii) without duplication of clauses (i) and (ii) of this Section 7.2(b), liability (including, without limitation, any Tax liability) of Blocker Corporation; provided, however, Columbia’s and Motient’s respective obligations to indemnify the SkyTerra Indemnitees for any Losses shall not exceed its Respective Portion of such Losses. “Respective Portion” shall mean, as to Columbia and Motient, such stockholders percentage ownership of Blocker Corporation, as set forth on Schedule 7.2(b) hereto.

(c)        Motient’s and MVH’s Obligation to Indemnify. From and after the Closing Date, Motient and MVH, jointly and severally, shall indemnify, defend and hold harmless the SkyTerra Indemnitees from and against any and all Losses to the extent resulting from any (i) breach or inaccuracy of any representation or warranty of Motient or MVH contained in Article

II-A of this Agreement or (ii) non-fulfillment or breach of any covenant or agreement of Motient or MVH contained in this Agreement, in each case for which a claim is initiated prior to the expiration of the applicable Survival Period.

(d)        Columbia’s Obligation to Indemnify. From and after the Closing Date, Columbia shall indemnify, defend and hold harmless the SkyTerra Indemnitees from and against any and all Losses to the extent resulting from any (i) breach or inaccuracy of any representation or warranty of Columbia contained in Article II-B of this Agreement or (ii) non-fulfillment or breach of any covenant or agreement of Columbia contained in this Agreement, in each case for which a claim is initiated prior to the expiration of the applicable Survival Period.

(e)        Indemnification Basket Amount. Notwithstanding the foregoing, an Indemnifying Party (as defined below) shall not be required to indemnify an Indemnified Party (as defined below) pursuant to Section 7.2(a), Section 7.2(b), Section 7.2(c) or Section 7.2(d) as applicable, unless and until the amount of all Losses incurred by such Indemnified Party exceeds $1,000,000 in the aggregate (the “Basket Amount”), in which case the Indemnifying Party shall be required to indemnify the Indemnified Party for any and all such Losses in excess of the Basket Amount; provided, however, that the limitation set forth in this Section 7.2(e) shall not apply to Losses resulting from a breach of the representations and warranties set forth in Sections 2.2 or 3.2(b) or to Losses indemnified by Section 7.2(b)(iii).

Section 7.3             Indemnification Procedures.

(a)        The person seeking indemnification hereunder (each, an “Indemnified Party”) shall give the party or parties from whom indemnification is sought or to be sought (each, an “Indemnifying Party”) prompt written notice of any Loss as to which they have received written notification. If an indemnification claim involves a claim by a third party (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually and materially prejudiced thereby. An Indemnifying Party shall have ten business days from the delivery of such notice (the “Notice Response Period”) to notify the Indemnified Party whether or not it disputes its liability to the Indemnified Party hereunder with respect to such claim or demand. If an Indemnifying Party disputes its liability to an Indemnified Party hereunder with respect to such claim or demand or the amount thereof, such dispute shall be resolved by a civil action in a court of appropriate jurisdiction (including as part of any proceeding with respect to the claim that gave rise to the indemnification claim to which such dispute relates) which may be commenced by either party. During the Notice Response Period, no such claim or demand may be settled by the Indemnified Party.

(b)        With respect to each Indemnification Matter (as defined below), the Indemnified Parties will have the sole right and authority to control the defense against any Third Party Claim with one counsel of their collective choice. This right shall include the right to settle or resolve the Third Party Claim by entering into an agreement memorializing the terms of settlement or resolution (a “Settlement Agreement”), provided however, that the Indemnified Party provides the Indemnifying Party with notice (in accordance with Section 7.4 hereof) of its intent to enter into a Settlement Agreement, which notice shall include the proposed terms of the Settlement Agreement. The Indemnifying Party shall, within ten business days of receipt of such notice, have the right to reject the proposed Settlement Agreement, but shall do so only if it reasonably determines that the Settlement Agreement does not represent a bona fide and reasonable resolution of the underlying Third Party Claim. The Indemnifying Party (and any Indemnified Party who is not otherwise satisfied with the one counsel chosen by the Indemnified Parties collectively) may retain separate co-counsel at their sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that in no event may any Indemnifying Party consent to the entry of any judgment, enter into any settlement with respect to the Third Party Claim or agree with any Person other than the Indemnified Party, to take any other action with respect to the Third Party Claim without the prior written consent of the Indemnified Party. If it is determined pursuant to an order or Settlement Agreement that an Indemnifying Party is responsible for all or a portion of any amounts for which the Indemnified Party is liable as a result of such Third Party Claim hereunder, the Indemnifying Party shall, pursuant to Section 7.4(b), render payment to the Indemnified Party for all Losses resulting from such claim, subject to the provisions of Section 7.5.

Section 7.4             Notices and Payments.

With respect to each separate matter which is subject to indemnification under this Article VII (each, an “Indemnification Matter”):

(a)        Notice. Upon the Indemnified Party’s receipt of written documents pertaining to an Indemnification Matter, or, if the Indemnification Matter does not involve a third party demand or claim, within a reasonable time after the Indemnified Party first has actual knowledge of such Indemnification Matter, the Indemnified Party shall give written notice to the Indemnifying Party of the nature of such Indemnification Matter, and, if susceptible to estimation at such time, the Indemnified Party’s best estimate of the amount demanded or claimed in connection therewith as provided in Section 7.3; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually and materially prejudiced thereby.

(b)        Payment. Upon determination of the amount of the Loss (whether due to the Indemnifying Party’s failure to dispute the indemnification matter, by agreement among the parties, or after a settlement agreement is executed or a final order is rendered with respect to the indemnification matter), the Indemnifying Party shall promptly (and in any event, not later than ten days after such determination) pay to the Indemnified Party all amounts owing by the Indemnifying Party under this Article VII with respect to such indemnification matter, subject to the limitations set forth in Section 7.5.

Section 7.5             Limited Remedy.

(a)        The Funds’ Indemnitee Indemnification Limit. Except in the case of fraud or where specific performance is sought, the maximum amount all Blocker Corporation Indemnitees may recover in the aggregate pursuant to the indemnity set forth in Section 7.2(a) hereof with respect to a Closing shall be limited to the value of the SkyTerra Shares based on the average of the high and low sales price for the five day trading period immediately prior to, and including, the Closing Date.

(b)        SkyTerra Indemnitee Indemnification Limit. Except in the case of fraud or where specific performance is sought, the maximum amount all SkyTerra Indemnitees may recover in the aggregate pursuant to the indemnity set forth in Section 7.2(b), 7(c) and 7(d) hereof with respect to a Closing shall be limited to the value of the SkyTerra Shares based on the average of the high and low sales price for the five day trading period immediately prior to, and including, the Closing Date; provided, however, that in no event shall all SkyTerra Indemnities receive from Motient or Columbia, respectively, an amount in excess of Motient’s or Columbia’s Respective Portion of such amount, as applicable.

ARTICLE VIII

MISCELLANEOUS

Section 8.1             Termination. This Agreement may be terminated prior to the Closing as follows:

(i)   at any time on or prior to the Closing Date, by mutual written consent of Columbia, Motient and SkyTerra;

(ii)   at the election of Columbia and Motient or SkyTerra by written notice to the other parties hereto after 5:00 p.m., New York time, on December 31, 2006, if the Closing shall not have occurred, unless such date is extended by the mutual written consent of Columbia, Motient and SkyTerra; provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to a party whose failure or whose affiliate’s failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the principal cause of or resulted in the failure of the Closing to occur on or before such date;

(iii)   at the election of Columbia and Motient if there has been a material breach of any representation, warranty, covenant or agreement on the part of SkyTerra contained in this Agreement, which breach has not been cured within fifteen (15) days of notice to SkyTerra of such breach;

(iv)   at the election of SkyTerra, if there has been a material breach of any representation, warranty, covenant or agreement on the part of Blocker Corporation or the Funds contained in this Agreement, which breach has not been cured within fifteen (15) days notice to Blocker Corporation or Funds, as applicable, of such breach; or

(v)   at any time on or prior to the Closing Date by either Columbia and Motient or SkyTerra, if the Motient Exchange Agreement is terminated.

Section 8.2             Survival. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect, except for the provisions of this Section 8.2 and Sections 8.3 through 8.15 (inclusive); provided, however, that (a) none of the parties hereto shall have any liability in respect of a termination of this Agreement pursuant to Section 8.1(i), or Section 8.1(ii), (b) nothing shall relieve any of the parties from liability for actual damages resulting from a breach of any representation, warranty, covenant or agreement which gave rise to a termination of this Agreement pursuant to Section 8.1(iii) or 8.1(iv).

Section 8.3             Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

Section 8.4             Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

Section 8.5             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws thereof.

Section 8.6             Notices. Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be given in writing and shall be deemed given three business days after the date sent by certified or registered mail (return receipt requested), one business day after the date sent by overnight courier or on the date given by facsimile (with confirmation of receipt) or delivered by hand, to the party to whom such correspondence is required or permitted to be given hereunder.

To Blocker Corporation:

To Motient and Columbia at the addresses provided below

To Columbia:

Columbia Capital Equity Partners III (AI), L.P.
201 North Union Street
Alexandria, Virginia 22314
Facsimile: (703) 519-3904
Attn:       James B. Fleming

with a copy (which shall not constitute notice) to:

Edwards Angell Palmer & Dodge LLP
111 Huntington Avenue
Boston, Massachusetts 02199
Facsimile: (617) 227-4420
Attn:  Stephen Meredith

To Motient or MVH:

Motient Corporation
300 Knightsbridge Parkway
Lincolnshire Parkway
Lincolnshire, IL 60069
Facsimile: (847) 478-4810
Attention:  General Counsel

with a copy (which shall not constitute notice) to:

Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Facsimile: (713) 220-4285
Attention:  Mark Young

To SkyTerra:

SkyTerra Communications, Inc.
19 West 44th Street, Suite 507
New York, New York 10036
Facsimile:
Attn:       Robert C. Lewis

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile: (917) 777-2918
Attn:       Gregory A. Fernicola, Esq.

Section 8.7             Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.8             Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.9             Entire Agreement; Non-Assignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and the SkyTerra Disclosure Schedule: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, the Letter of Intent dated September 22, 2005, between Motient, SkyTerra, TMI and the Other MSV Shareholders (as defined in such Letter of Intent); (b) are not intended to confer upon any other person (except the Blocker Corporation Indemnitees and the SkyTerra Indemnitees) any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided. Without limiting the foregoing, no party shall be deemed to have made any representation or warranty other than as expressly made herein.

Section 8.10           Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 8.11           Certain Definitions. References in this Agreement to “subsidiaries” of SkyTerra or Blocker Corporation shall mean any corporation or other form of legal entity of which more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by SkyTerra, Blocker Corporation or the Funds, as the case may be. References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise. References in the Agreement to “person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including, without limitation, a Governmental Entity. “Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Section 8.12           Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto.

Section 8.13           Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties to this Agreement hereby agree that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, in addition to any other remedy to which such party may be entitled at law or in equity.

Section 8.14           Exclusive Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in any federal or state court located in the County and State of New York, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the exclusive venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.6 shall be deemed effective service of process on such party.

Section 8.15           Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Exchange Agreement to be duly executed and delivered as of the date first above written.

MVH HOLDINGS INC.

By:
Name:
Title:

MOTIENT CORPORATION

By:
Name:
Title:

[COLUMBIA/SPECTRUM BLOCKER CORPORATION]

By:
Name:
Title:

[COLUMBIA/SPECTRUM BLOCKER CORPORATION EQUITY HOLDER(S)]

By:
Name:
Title:

SKYTERRA COMMUNICATIONS, INC.

By:
Name:
Title:

Exhibit A

Form of Registration Rights Agreement

A-1

Exhibit B

Form of Amendment No. 3 to the Amended and Restated Stockholders’ Agreement of
Mobile Satellite Ventures GP, Inc.

B-1

Exhibit C

Form of Opinion of Edwards Angell Palmer & Dodge LLP

C-1

Matters to be Addressed by Edwards Angell Palmer & Dodge, LLP

Legal Opinions for Columbia / Spectrum Exchange Agreements

1.             Each Blocker Corporation is validly existing as a corporation and in good standing under the DGCL.

2.             Each Blocker Corporation has the corporate power and authority to execute and deliver, and incur and perform all of its obligations under the applicable Exchange Agreement and the Registration Rights Agreement and to consummate the transactions contemplated thereby.

3.             The applicable Exchange Agreement and the Registration Rights Agreement have been duly authorized, executed and delivered by each Blocker Corporation.

4.             Neither the execution and delivery of the applicable Exchange Agreement, or the Registration Rights Agreement by any Blocker Corporation, nor the performance by each Blocker Corporation of its obligations thereunder in accordance with the terms thereof, will (A) violate the certificate of incorporation of such Blocker Corporation, (B) violate the bylaws of such Blocker Corporation, or (C) violate the DGCL or any Applicable Laws of the State of New York.

5.             Each applicable Exchange Agreement and the Registration Rights Agreement constitute valid and binding obligations of such applicable Blocker Corporation, enforceable against such Blocker Corporation in accordance with its terms.

6.             Each applicable Exchange Agreement and the Registration Rights Agreement constitute valid and binding obligations of such applicable Fund, enforceable against such Fund in accordance with its terms.

7.             No Governmental Approval which is required to be obtained by Blocker Corporation, which has not been obtained or taken and is not in full force and effect, other than any Governmental Approval that must be obtained after the Closing, is required to authorize, or is required in connection with the execution or delivery by each Blocker Corporation of, the applicable Exchange Agreement, and the Registration Rights Agreement or the consummation of the transactions contemplated thereby or the performance by such Blocker Corporation of its obligations under the applicable Exchange Agreement and the Registration Rights Agreement in accordance with the terms thereof.

8.             Assuming that you have no notice of any adverse claims pursuant to Section 8-105 of the New York UCC (as defined below) with respect to the securities represented by the Share Certificates then to the extent the New York UCC governs determination of adverse claims to such securities, upon delivery to you of such certificates indorsed thereon in blank by an effective indorsement, and if such indorsement is on separate document, delivery to you of such document, you will acquire such securities as a “protected purchaser” under Section 8-303 of the Uniform Commercial Code as in effect on the date hereof in the State of New York (the “New York UCC”).

1

Exhibit D

Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

D-1

Matters to be Addressed by Skadden, Arps, Slate, Meagher & Flom LLP
Legal Opinions for Columbia / Spectrum Exchange Agreements

1.             SkyTerra is validly existing in good standing under the laws of the State of Delaware.

2.             SkyTerra has the corporate power and corporate authority to execute and deliver and to perform all its obligations under each of the Transaction Documents and to consummate the transactions contemplated thereby.

3.             Each of the Transaction Documents has been duly authorized, executed and delivered by SkyTerra and is a valid and binding agreement of SkyTerra, enforceable against SkyTerra in accordance with its terms.

4.             The execution and delivery by SkyTerra of each of the Transaction Documents and the consummation by SkyTerra of the transactions contemplated thereby will not (i) conflict with the Certificate of Incorporation or Bylaws, (ii) constitute a violation of, or a breach or default under, the terms of any Applicable Contract or (iii) violate or conflict with, or result in any contravention of, any Applicable Law or any Applicable Order. We do not express any opinion, however, as to whether the execution, delivery or performance by SkyTerra of each of the Transaction Documents will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of SkyTerra or any of its subsidiaries.

5.             No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required for, the execution or delivery of each of the Transaction Documents by SkyTerra or the consummation by SkyTerra of the transactions contemplated thereby.

6.             The SkyTerra Shares have been duly authorized by SkyTerra and, when delivered to and paid for by Blocker Corporation in accordance with the terms of the Exchange Agreement, will be validly issued, fully paid and nonassessable.

7.             The                      shares of SkyTerra Non-Voting Common Stock issuable upon the exchange of the SkyTerra Shares pursuant to Section 4.10(b)(ii) of the Exchange Agreement have been duly authorized by SkyTerra and, when issued in exchange for SkyTerra Shares in accordance with the terms of the Exchange Agreement, will be validly issued, fully paid and nonassessable.

8.             The                      shares of SkyTerra Common Stock issuable upon the exchange of  shares of SkyTerra Non-Voting Common Stock pursuant to Section 4.10(b)(ii) of the Exchange Agreement have been duly authorized by SkyTerra and, when issued in exchange for SkyTerra Common Stock in accordance with the terms of the Exchange Agreement, will be validly issued, fully paid and nonassessable.

1